                                                                     EXHIBIT 3.1
                                   CORRECTED

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF GENERAL WIRELESS, INC.
                             a Delaware Corporation

              (to correct the Amended and Restated Certificate of
                     Incorporation containing inaccuracies
               which was filed on November 28, 1995, pursuant to
            Section 103(f) of the Delaware General Corporation Law)

       The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 28, 1995 and that said Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware;

       The inaccuracy or defect of said Certificate exists in Article IV(B)(3)(a)(iii), subsection (B), which incorrectly states "(B) the Control Group, as defined from time to time by the FCC, of the Corporation to hold less than 25% of the Corporation's capital stock and 50% of the Corporation's total voting stock." The Board of Directors and the Stockholders of the Corporation intended that that subsection (B) should read "(B) the Control Group, as defined from time to time by the FCC, of the Corporation to hold less than 25% of the Corporation's capital stock and less than 50.1% of the Corporation's total voting stock." The second inaccuracy exists in Article IV(B)(3)(a)(iii), subsection (C), which incorrectly states "(C) the Qualifying Investors, as defined from time to time by the FCC, of the Corporation to hold less than 15% of the Corporation's total equity during the first three years of the initial FCC license term(s) and 10% during the remaining seven (7) years and 50% of the total voting stock through the FCC license term(s) unless the FCC materially amends the above requirements (collectively, such requirements shall be referred to as the "Entrepreneurs' Requirements") and in such instance such conversion by the Passive Investors, Control Group and Qualifying Investors shall be governed accordingly." The Board of Directors and the Stockholders of the Corporation intended that that subsection (C) should read "(C) the Qualifying Investors, as defined from time to time by the FCC, of the Corporation to hold less than 15% of the Corporation's total equity during the first three years of the initial FCC license term(s) and less than 10% during the remaining seven (7) years and less than 50.1% of the total voting stock through the FCC license term(s) unless the FCC materially amends the above requirements (collectively, such requirements shall be referred to as the "Entrepreneurs' Requirements") and in such instance such conversion by the Passive Investors, Control Group and Qualifying Investors shall be governed accordingly."

          The entire Amended and Restated Certificate of Incorporation, filed November 28, 1995 and corrected on November 30, 1995 with the Secretary of State of Delaware, in its corrected form is hereby set forth below.

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF GENERAL WIRELESS, INC.
                             a Delaware Corporation

                     (Pursuant to Sections 228, 242 and 245
                    of the Delaware General Corporation Law)



       The undersigned, Roger D. Linquist and Edward M. Leonard, hereby certify that,

       FIRST: They are the duly elected and acting President and Assistant Secretary, respectively of the Corporation;

       SECOND: That the Corporation was originally incorporated on June 24, 1994, under the name General Wireless, Inc. pursuant to the General Corporation Law;

       THIRD: That the Amended and Restated Certificate of Incorporation be amended and restated in its entirety as follows:


                                   ARTICLE I

       The name of this corporation is General Wireless, Inc.

                                   ARTICLE II

       The address of the registered office of this corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

       (A) Classes of Stock.  This corporation is authorized to issue three
           ----------------
classes of stock to be designated, respectively, "Class A Common Stock," Class B Common Stock" and "Class C Common Stock." The total number of shares which the corporation is authorized to issue is Five Million (5,000,000) shares. Five (5) shares shall be Class A Common Stock, par value $0.0001, One Million (1,000,000) shares shall be Class B Common Stock, par value $0.0001 and Three Million Nine Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Five (3,999,995) shares shall be Class C Common Stock, par value $0.0001.

       Upon the filing of this Amended and Restated Certificate of
Incorporation: (i) each share of Series A Preferred Stock issued and outstanding is converted into 0.2435195 shares of Class B Common Stock without any action by the holder thereof; (ii) each share of Series B Preferred Stock issued and outstanding is converted into 0.2434465 shares of Class B Common Stock without any action by the holder thereof; and (iii) each share of Common Stock issued and outstanding is converted into 0.0014604 shares of Class B Common Stock without any action by the holder thereof. No fractional shares of Class B Common Stock shall be issued pursuant to the foregoing conversions and any such conversion into Class B Common Stock that would result in a fractional share of Class B Common Stock shall be redeemed by the Corporation at the fair market value so determined by the Corporation's Board of Directors.

       (B)  Rights of Common Stock.
            ----------------------

          1.     Dividend Rights.  Subject to the prior rights of holders of all
                 ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A, Class B and Class C Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, and on a pari passu basis, such dividends as may be declared from time to time by the Board of Directors.

          2.     Liquidation Preference.  In the event of any liquidation,
                 ----------------------
dissolution or winding up of this corporation, either voluntary or involuntary, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Class A, Class B and Class C Common Stock in proportion to the amount of such stock owned by each such holder.

            3.   Conversion.  The Class A and Class B Common Stock may be
                 ----------
converted as follows ("Conversion Rights"):

                 (a)  Right to Convert.
                      ----------------

          (i) Subject to part (3)(a)(iii) below, each share of Class A and B Common Stock shall automatically be converted into one share of Class C Common Stock upon the tenth anniversary of the date of grant of license(s) to the corporation by the Federal Communications Commission (the "FCC") (or such earlier date as may be determined by the Board of Directors).

          (ii) At any time following the consummation of the initial public offering of the corporation's capital stock, the Board of Directors may approve the conversion of shares of Class B Common Stock into shares of Class C Common Stock. Upon such approval by the Board of Directors, each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at the office of this corporation or any transfer agent for such stock, into one share of Class C Common Stock.

          (iii) Any conversion of Class A or Class B Common Stock into Class C Common Stock pursuant to this Section 3 shall not be permitted to the extent that such conversion would cause (A) any Passive Investor, as defined from time to time by the Federal Communications Commission ("FCC"), in the corporation to hold in excess of 25% of the Corporation's outstanding capital stock, (B) the Control Group, as defined from time to time by the FCC, of the Corporation to hold less than 25% of the Corporation's capital stock and less than 50.1% of the Corporation's total voting stock, or (C) the Qualifying Investors, as defined from time to time by the FCC, of the Corporation to hold less than 15% of the Corporation's total equity during the first three years of the initial FCC license term(s) and less than 10% during the remaining seven (7) years and less than 50.1% of the total voting stock through the FCC license term(s) unless the FCC materially amends the above requirements (collectively, such requirements shall be referred to as the "Entrepreneurs' Requirements") and in such instance such conversion by the Passive Investors, Control Group and Qualifying Investors shall be governed accordingly. Notwithstanding the above, the limitations on conversion set forth in this Subpart (iii) shall have no force and effect if the Company is unsuccessful in its bid to acquire the rights to a broadband PCS license.

                                       2.

          (b) Mechanics of Conversion.  Before any holder of shares of Class A
              -----------------------
or Class B Common Stock shall be entitled to convert the same into shares of Class C Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class C Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Class A or Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class C Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A or Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Common Stock as of such date.

          (c) No Fractional Shares and Certificate as to Adjustments. No
              ------------------------------------------------------
fractional shares shall be issued upon conversion of the Class A and Class B Common Stock, and the number of shares of capital stock to be issued shall be rounded to the nearest whole share.

          (d) Notices of Record Date.  In the event of any taking by this
              ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Class A, B and C Common Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (e) Reservation of Stock Issuable Upon Conversion.  This corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock solely for the purpose of effecting the conversion of the shares of the Class A and Class B Common Stock such number of its shares of Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class C Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A and Class B Common Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class C Common Stock to such number of shares as shall be sufficient for such purposes.

                                       3.

          (f) Notices.  Any notice required by the provisions of this Section 3
              -------
to be given to the holders of shares of Class A and Class B Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          4.  Voting Rights.  The holders of the corporation's stock shall have
              -------------
voting rights and, pursuant to (S)141 of the General Corporation Law, a member of the Board of Directors of the corporation may have more or less than one vote per director as follows:

          (a) Class A Common.  The holders of Class A Common Stock, as a class,
              --------------
shall have the right to (i) vote 50.1% of the corporation's voting interests on all matters and (ii) elect four members of the Board of Directors (the "Class A Board Designees"). Each Class A Board Designee shall have one (1) vote on each matter submitted to a vote of the Board of Directors. Subject to the foregoing, the holder of each share of Class A Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

          (b) Class B Common.  Except as may be specifically required by law,
              --------------
the holders of Class B Common Stock shall have no voting rights.

          (c) Class C Common.  The holders of the Class C Common Stock, as a
              --------------
class, shall have the right to (i) vote 49.9% of the Company's voting interests on all matters and (ii) elect that number of members of the Board of Directors as are from time to time set forth in the corporation's bylaws (the "Class C Board Designees"). The Class C Board Designees collectively will have three (3) votes on each matter submitted to a vote of the Board of Directors. Subject to the foregoing, the holder of each share of Class C Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

            5.  Redemption.
                ----------

          (a) If, at any time, a holder of shares of Class C Common Stock acquires additional shares of Class C Common Stock, or is otherwise attributed with ownership of such shares, that would cause the corporation to violate any Entrepreneurs' Requirement (as defined in subsection 3(a)(iii) of this Article) or any requirement of the FCC regarding foreign ownership ("Foreign Ownership Requirement") (Entrepreneurs' Requirement and Foreign Ownership Requirement, collectively known as "FCC Violation"), then this corporation may, at the option of the Board of Directors, redeem such sufficient number of shares of Class C Common Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price; provided that in the event there is a violation of the Foreign Ownership Requirement caused by a holder of Class C Common Stock, the corporation shall first redeem the stock of the foreign stockholder which most recently purchased its first shares of the stock of the corporation at the Redemption Price set forth in subsection (i) below and then if necessary shall redeem at the Redemption Price set forth in subsection (ii) below the stock of other foreign stockholders of the corporation, always redeeming first the stock of the foreign stockholder which most recently purchased its first shares of the stock of the Company. The Redemption Price shall equal such price as mutually determined by such stockholders and the corporation, or, if no agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Class C Common Stock where such holder caused the FCC Violation, or
(ii) one hundred percent (100%) of the fair market value where the FCC Violation was caused by no fault of the holder; provided that the determination of whether such party caused the FCC Violation shall be made, in

                                       4.

good faith, by the Board of Directors. The fair market value of such shares of Class C Common Stock described in the preceding sentences shall be determined as follows:

                 (i) If the Class C Common Stock is traded on a national securities exchange or through the Nasdaq National Market the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                 (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                 (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

          (b) At least five (5) but no more than thirty (30) days prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Class C Common Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (5)(c) on or after the Redemption Date, each holder of shares of Class C Common Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Class C Common Stock designated for redemption in the Redemption Notice as holders of such shares of Class C Common Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Class C Common Stock on any Redemption Date are insufficient to redeem the total number of shares of Class C Common Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Class C Common Stock. The shares of Class C Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Class C Common Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

                                       5.

                                   ARTICLE V

       Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                   ARTICLE VI

       The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

       Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII

       Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE IX

       A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE X

       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

       FOURTH: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                                       6.

                             [intentionally blank]

                                       7.

       IN WITNESS WHEREOF, the undersigned have caused the Corporation to execute this certificate on this 15th day of May, 1996.

                                GENERAL WIRELESS, INC.



                                By:/s/ Roger D. Linquist
                                   --------------------------------
                                       Roger D. Linquist, President



Attest:  /s/ Edward M. Leonard
         ---------------------
         Edward M. Leonard
         Assistant Secretary